Exhibit 99.2

Conference Call Speech Q1 2009

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for first quarter 2009.

Before we go through the numbers, I’d like to speak about where we are in our major projects and what we see looking forward.

The global economic slowdown continues, as the media informs us daily. This continues to affect FSI in each of its divisions and market segments. However, despite continued inventory reduction and more aggressive just in time ordering from our customers, we still managed strong revenue and positive operating cash flow in Q1. Reduced volumes prevented us from selling all the high cost raw materials we converted into finished goods at the end of 2008 and resulted in higher than predicted Cost of Goods Sold. This pressure on margins finally relaxed in the second half of the quarter.

Our sugar to aspartic acid plant in Alberta is much closer to completion. The steam permit we were waiting for has been issued and we are confident that it will begin commercial operation in Sept to coincide with the earliest possible availability of sugar beet juice from the 2009 crop. Production from the Alberta plant will allow FSI to supply the only renewably-based poly-aspartic acid in the world. One of the primary potential customers for this grade of material is the dish and laundry detergent market. One very large potential detergent customer has requested hundredweight and metric ton samples for commercial assessment in Q2 and Q3 respectively. The market opportunity for our product in detergents is estimated as greater than $350 million per year. Customers in other market segments will receive samples after the detergent group has been serviced. The plant remains on budget and a grand opening ceremony will take place in Taber Alberta in the second half of Sept.

The NanoChem division now represents 90% of revenue and has become the main sales and profit driver of our company for the next several years. This division makes poly-aspartic acid [TPA] a biodegradable protein with many valuable uses.

Along with detergents – mentioned above - TPA is used in agriculture to increase crop yield. In North America alone, the wholesale market is over $2 billion a year and most crops are able to use TPA profitably. We have made significant increases in our distributor roster and expect the new customers to drive strong growth over the next several years. As any of you who follow the agriculture and fertilizer markets know, the 09 planting season is well behind normal and has slowed this growth temporarily.  However, the current levels of fertilizer use are unsustainable without major impact on crop yields and we expect our partners to see increased demand in the second half of 2009 into 2010.  We hope this demand growth will benefit our products.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established but can be subject to temporary reductions when production is cut back or when platforms are shut down for repairs. In some areas, including many Nordic countries/companies operating in the North Seause of TPA is mandated as part of environmental regulation.

Q2 AND REST OF 09

We continue to be optimistic about the coming year. Several product lines have opportunity for major growth and all but swimming pools are partly insulated from the recession. As predicted swimming pool sales picked up in April but are still expected to be weak as consumers pick and choose how they will spend their disposable income.

Given the continued economic uncertainty surrounding most of our end markets, it is very difficult to predict our revenues with any accuracy.  We have a number of new product initiatives that could drive revenue growth in 2009 and beyond, however, if our customers, or their end customers, continue to delay spending decisions, this could push the timing of this growth back to 2010. What is most important to remember is that we can maintain profits and cash flow even during times of customer pullback such as now and we will be very well positioned to strongly increase sales, cash flow and profits when customers return to the marketplace.

Our optimism is more solid in the areas of cash flow and profit. Now that material cost versus selling price has been normalized, the company expects to maintain strong positive cash flow and resume profitability. Once the Alberta plant begins operation, we obtain insulation from oil price gyrations and have the opportunity to gain major new customers. This has been a cornerstone of our planning for several years and it is about to come to pass. Although the economy makes it very difficult to predict revenue by quarter, we are confident that we finish 2009 in a very strong condition, able to advantage of the opportunities we find and we are sure that we can maintain positive cash flow throughout the year.

Highlights of the financial results:

Sales for the quarter decreased 24% to $2.66 million compared with $3.5 million for 2008. The result was a net loss of $133 thousand or $0.01 per share in the 2009 period, compared to a gain of $310 thousand or $0.02 per share, in 2008. The reduced sales and profit were a direct result of the economic climate change since last year. Our customers are carrying less inventory. Our average selling prices are lower as we try to pass some of our lower input costs along to our customers, and we were unable to sell through the last of our high cost inventory until the end of February. Under these circumstances, we believe that the company has done a good job limiting losses, moving projects toward completion efficiently and increasing customer count.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. “Operating cash flow” is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

For first quarter 2009, operating cash flow was $180 thousand, 1 cent per share compared to $670 thousand and 5 cents per share in 2008. We are pleased that even in these difficult times, cash flow has stayed solidly positive. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of May 14th.

Finally, our other product lines, Watersavr and swimming pools are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Rain and currency issues in Australia along with global recession have made sales of Watersavr more difficult. We are continuing our efforts in Turkey, Morocco, parts of the far-east, Australia and California. Small sales are expected at intervals through the year.

Swimming pool products: Ecosavr and Heatsavr continue to gain customers. Lower energy prices and the recession will make sales more difficult, however, we are increasing our advertising frequency and direct to dealer contacts to ensure we maximize available sales. We hope to announce a licensing deal for the BTI product in Q3. Slower than expected decision-making by the prospective licencee has delayed the contract. When completed this will provide revenue, allow management to reduce internal efforts on the product line, and re-deploy executive time to areas of greater expertise.

The text of this speech will be available on our website by Monday May 18th and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.